Page 38

Exhibit 4.7(d)


                             FOURTH AMENDMENT TO THE

                                 401(K) PROGRAM

                                       OF

                             CONE MILLS CORPORATION
                   (As Amended and Restated December 1, 1994)



     FOURTH AMENDMENT, dated December 4, 1997, to the 401(K) Program of Cone Mills Corporation, As Amended and Restated December 1, 1994 (the "Plan").

                                     RECITAL

     Under the terms of the Plan as presently in effect, if the value of a Member's Account does not exceed $3,500, then upon termination of the Member's participation in the Plan, the Account may be "cashed out" without the consent of the Member and, if applicable, without the consent of the Member's spouse. Under the Taxpayer Relief Act of 1997, the Plan may increase the limit on involuntary cash outs from $3,500 to $5,000, and the Board of Directors desires to have the new limit apply to the Plan effective January 1, 1998.

     NOW, THEREFORE, the Plan shall be amended, effective January 1, 1998, as follows:

     (1) By deleting Plan Section 6.04(b) in its entirety and inserting in lieu thereof the following:

          "(b) Notwithstanding the foregoing, if the vested portion of a Member's Account is $5,000 or less, distribution will only be made in a single lump sum amount or direct trustee-to- trustee transfer; in such event, the Member shall not be entitled to elect any other method of payment pursuant to paragraph (a) above. If the vested portion of such Member's Account is over $5,000, distribution before the Member's sixty-fifth birthday shall be made only with the consent of the Member."

     (2) By deleting the next to last sentence of Plan Section 6.07(b) in its entirety and inserting in lieu thereof the following:

               "Notwithstanding the foregoing, if the aggregate amount of the Member's vested Account balance is $5,000 or less, such amount shall be distributed to the Surviving Spouse in a single lump-sum payment."

     IN WITNESS WHEREOF, this Fourth Amendment, having been duly authorized by the Board of Directors of Cone Mills Corporation at a meeting duly held on December 4, 1997, is signed by the Vice President and Secretary of the Corporation on this 4th day of December, 1997.


                                       CONE MILLS CORPORATION


                                       By:      /s/ Terry L. Weatherford
                                                ------------------------------
                                                Terry L. Weatherford
                                                Vice President and Secretary